                                                                  EXHIBIT 99(g)

                      SPECIAL NOTICE TO RECORD HOLDERS OF
                         BAY VIEW CAPITAL CORPORATION
                                 COMMON STOCK
           WHOSE ADDRESSES ARE OUTSIDE THE UNITED STATES AND CANADA

Dear Stockholders:

  This letter is being distributed to all holders of Common Stock, par value
$.01 per share (the "Common Stock"), of record on              , 2001 (the
"Record Date"), of Bay View Capital Corporation (the "Company") with addresses outside the United States and Canada or who have an APO or FPO address. We are
enclosing with this letter a Prospectus Supplement dated           , 2001,
together with a Prospectus dated           , 2001 (together, the "Prospectus")
and related instructions and forms relating to the distribution of transferable rights ("Rights") to acquire Common Stock at a subscription price
of $      per share for each share of the Common Stock. Please review these documents for a description of the rights offering and related information, including matters relating to rights held by foreign stockholders set forth under "Rights Offering--Foreign and Certain Other Stockholders" in the Prospectus.

  The Rights are evidenced by forms of Subscription Warrants issued to the record holders. We are not mailing Subscription Warrants to stockholders having addresses outside the United States or Canada or who have an APO or FPO address. Instead, these forms are being held on behalf of these stockholders by Mellon Investor Services LLC acting on behalf of Mellon Bank, N.A., our Subscription Agent.

  If you wish to exercise your Rights in whole or in part, you must notify Mellon Investor Services LLC prior to 11:00 a.m., New York City Time, on
             , 2001. Full payment of the subscription price for the Rights you
choose to exercise must be received no later than              , 2001. You
must also follow the payment and other procedures and instructions described in the enclosed documents.

  PLEASE DIRECT QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING TO MELLON INVESTOR SERVICES LLC IN ITS CAPACITY AS INFORMATION AGENT,
TELEPHONE NUMBER       .

                                          Very truly yours,

                                          BAY VIEW CAPITAL CORPORATION

                                       1